SUBSIDIARIES OF THE REGISTRANT

Name of Entity	Jurisdiction of Incorporation/Organization

Dade Lease Management, Inc.	Delaware
Dolgencorp, Inc.	Kentucky
Dolgencorp of New York, Inc.(1)	Kentucky
Dolgencorp of Texas, Inc.(1)	Kentucky
DG Logistics, LLC(2)	Tennessee
DGC Properties, LLC(2)	Delaware
Dollar General Financial, Inc.	Tennessee
Nations Title Company, Inc.(3)	Tennessee
The Greater Cumberland Insurance Company(3)	Vermont
Dollar General Investment, Inc.	Delaware
Lonestar Administrative Services, Inc.	Tennessee
DGC Holdings, LLC	Delaware
Dollar General Global Sourcing Limited(4)	Hong Kong
Dollar General Literacy Foundation(5)	Tennessee
Dollar General Partners(6)	Kentucky
DGC Properties of Kentucky, LLC(7)	Delaware
Dollar General Stores, Ltd.(8)	Kentucky
Dollar General Intellectual Property, L.P.(9)	Vermont

(1)

A wholly-owned subsidiary of Dolgencorp, Inc.

(2)

Dolgencorp, Inc. is the sole member.

(3)

A wholly-owned subsidiary of Dollar General Financial, Inc.

(4)

Held 99.9% by Dollar General Corporation and 0.1% by DGC Holdings, LLC

(5)

A nonprofit, public benefit membership corporation.  Dollar General Corporation is the sole member.

(6)

A general partnership in which the general partners are Dade Lease Management, Inc., Dolgencorp, Inc. and Dollar General Financial, Inc.

(7)

A general partnership in which Dollar General Partners is the sole member.

(8)

A limited partnership in which the general partner is Dolgencorp, Inc. and the limited partner is Dade Lease Management, Inc.

(9)

A limited partnership in which the general partner is Dade Lease Management, Inc. and the limited partner is The Greater Cumberland Insurance Company.